Exhibit 99.7

Case 13-13972-jkf	Doc 182	Filed 11/22/13	Entered 11/22/13 13:54:58	Desc Main
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IN THE UNITED STATES BANKRUPTCY COURT FOR THE EASTERN DISTRICT OF PENNSYLVANIA
In re: SKINNY NUTRITIONAL CORP., Debtor.	: : : : : :	Chapter 11 Bankruptcy No. 13-13972 (JKF)
SKINNY NUTRITIONAL CORP., Debtor/Plaintiff, v. TRIM CAPITAL, LLC, a Delaware Limited Liability Company, and PRIME CAPITAL, LLC, a Delaware Limited Liability Corporation, Defendants.	: : : : : : : : : : : : : : :	Adversary No. 13-0279 (JKF)

ORDER APPROVING SETTLEMENT AGREEMENT

AND NOW, this 22nd day of November 2013, upon consideration of the Motion for Approval of the Settlement Agreement dated as of November 6, 2013, by and among Skinoy Nutritional Corp (the "Debtor"), Michael Warman ("Salmon" with the Debtor, collectively referred to as the "Skinny Parties"), Trim Capital, LLC ("Trim"), Prime Capital LLC ("Prime"), Dachshund, LLC ("Dachshund") and Marc Cummins ("Cummins" along with Trim, Prime and Dachshund, wIlectively referred to as the "Trim Parties"), resolving any and all disputes between among the Skinny Parties' and the Trim Parties, pursuant to Federal Rule of Bankruptcy Procedure 9019 (the "Motion")1; and the Court having entered an order dated November 7, 2013, that set the date for a hearing on the motion and set the deadline for the filing of any objections, and due notice having been given; and the Court having duly considered the Motion and any Objections that were timely filed in response to the Motion; and the Motion having come on for a hearing in open court on November 12, 2013, and a continued hearing in open court on November 22, 2013; and this Court having found that the proposed settlement is in the best interest of the estate, is well within the range of reasonableness, and serves a legitimate business justification, for the reasons stated on the record in open court; it is hereby

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ORDERED that the Motion is GRANTED and the Settlement and the Settlement Agreement entered into by and between the Debtor and the Trim Parties is hereby APPROVED; and it is further

ORDERED that the Parties are authorized to consummate and perform the Settlement Agreement according to its terms, which are incorporated herein by reference; arid it is further

ORDERED that the Settlement Payment provided for in the Settlement Agreement shall not be funded by the proceeds of the sale of UCF Collateral before the claims of UCF are satisfied in full; and it is further

ORDERED that the Parties shall, subject to the terms of the Settlement Agreement, execute all appropriate documents and take all actions contemplated pursuant to such Settlement Agreement without further Order of this Court and without further notice, including without limitation the granting of the Releases, the performance of the obligations and the exercise of Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Motion and/or Settlement Agreement rights provided in the Settlement Agreement; and it is furthur.

ORDERED that this court retains jurisdication to entertain any disputes with respect to the Settlement Agreement

1    Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Motion and/or Settlement Agreement

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BY THE COURT

/s/ Jean K. FitzSimon
Honorable Jean K. FitzSimon
United States Bankruptcy Judge

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Courtesy Copies of Order:

Edmond M. George, Esquire
OBERMAYER REBMANN
MAXWELL & HIPPEL LLP
1617 John F. Kennedy Boulevard
One Penn Center, Suite 1900
Philadelphia, PA 19103

Richard Levy, Jr., Esquire
Philip R. Hoffman
Esquire PRYOR CASHMAN
LLP 7 Times Square
New York, NY 10036